Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter

Nuveen Enhanced Municipal Credit Opportunities Fund f/k/a Nuveen Dividend Advantage Municipal Fund 3

811-10345


The Registrant incorporates by reference to this Sub-Item 77Q1(a) of Form N-SAR, a copy of the forms of three new Statement Establishing and Fixing the Rights and
Preferences, considered to be an amendment to the Charter, containing a description of the Funds preferred securities. A form of this Statement was filed in the SEC filing on Form
DEF 14A on October 23, 2015, Accession No. 0001193125-
15-351982.

In addition, the Funds Charter (Declaration of Trust) was amended on April 11, 2016 to change the name of the fund. A copy of this amendment is attached to this filing under sub-item 77Q1(a).